Exhibit 99.1

Saratoga Investment Corp. Receives Approval of Second SBIC License Providing Up to $175 Million of Additional Growth Capital

NEW YORK, Aug. 21, 2019 (GLOBE NEWSWIRE) -- Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company, today announced that it has received notification from the Small Business Administration (“SBA”) that the Company’s application for a second Small Business Investment Company (“SBIC”) license has been approved.

The new license will provide up to $175 million in additional long-term capital in the form of SBA debentures. As a result of the 2016 omnibus spending bill signed into law in December 2015, the maximum amount of SBA-guaranteed debentures that affiliated SBIC funds can have outstanding was increased from $225 million to $350 million. With this license approval, Saratoga will grow its SBA relationship from $150 million to $325 million of committed capital.

“We are excited to grow our relationship with the SBA through a second SBIC license,” said Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment. “Gaining access to capital in the most efficient manner possible has always been a key focus for Saratoga, and our SBA-guaranteed debentures are a great benefit to our capital structure, enabling us to provide innovative and cost effective solutions to the many smaller and middle market companies we finance. We are grateful to the SBA for their continued support of Saratoga.”

Michael J. Grisius, President of Saratoga Investment, added, “We are pleased with our ability to consistently generate strong investment income and increased net asset value over the long-term. We believe this underscores the value of our high-quality management team, disciplined credit analysis and robust investment sourcing pipeline.  We will continue to apply the same investment principles as we deploy the additional capital being made available to us with a second SBIC license.”

About Saratoga Investment

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors.  Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments.  Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.  Saratoga Investment owns two SBIC-licensed subsidiaries and manages a $500 million collateralized loan obligation (“CLO”) fund.  It also owns 100% of the Class F-R-2, G-R-2 and subordinated notes of the CLO.  The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements are subject to risks and uncertainties and other factors enumerated in this press release and the filings Saratoga Investment makes with the SEC. Saratoga Investment undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact: Henri Steenkamp
Saratoga Investment Corp.
212-906-7800